EXHIBIT 99.1

CALCULATION OF THE MAXIMUM NOTES BALANCE AT MARCH 31, 2005
UNDER THE SENIOR SECURED NOTES FACILITY DATED JANUARY 13, 2005

I. Lesser of:

A. the product of:

1. the Free Cash Flow Multiple	9.5x
Multiplied by
2. Services Business Free Cash Flow	$5,481

		$52,070

Or

B. the product of:

x. 2.0 times	2.0x
multiplied by
y. Services Business Revenue	$16,595

		$33,191

II. Lesser of

1. 50% of the results of the immediately preceding clause (I)		$16,595
Or
2. 30% of the Company’s After-tax PV10		$7,114

III. 10% of the Company’s After-tax PV10		$2,371

Maximum Notes Balance = (I) + (II) + (III)		$42,676

Aggregate Notes Outstanding at Determination Date		$30,000

Company’s After-tax PV10 as of 12/31/04		$23,712

Services Business Revenue {Section 2(a)(xxxx)}		$16,595
Services Business operating income	$4,106
Services Business depreciation and amortization expense	1,375
Less: Any net operating income from affiliates	—

(A) Services Business net operating income before interest, taxes,		$5,481

(B) Aggregate interest paid on permitted indebtedness		340

Services Business capital expenditures	$3,224
Less: Issuances of stock by Infinity, less costs	(9,265)

	0

Less: Aggregate interest expense	(340)

Services Business capital expenditures, not funded	(340)	(340)

Services Free Cash Flow {Section 2(a)(xxxix)}		$5,481

33